As filed with the Securities and Exchange Commission on October 5, 2007

Investment Company Act File No. 811-21814

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER
THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 2	☒

PNC ABSOLUTE RETURN MASTER FUND LLC

(Exact Name of Registrant as Specified in Its Charter)

Two Hopkins Plaza

Baltimore, MD 21201

(Address of Principal Executive Offices)

(410) 237-5900

(Registrant’s Telephone Number, including Area Code)

PNC Capital Advisors, Inc.

Two Hopkins Plaza

Baltimore, MD 21201

Attn: Jennifer E. Vollmer

(Name and Address of Agent For Service)

Copies to:

S. Elliott Cohan

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). However, interests in the Registrant have not been and are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act and the regulations thereunder. Investment in the Registrant may be made only by U.S. and non-U.S. investment companies and other investment vehicles that are “accredited investors” within the meaning of Regulation D under the 1933 Act or that the Registrant determines are eligible to invest in accordance with Regulation D under the 1933 Act. The Registrant may decline to accept any investment in its discretion. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CONTENTS OF REGISTRATION STATEMENT

This registration statement of PNC Absolute Return Master Fund LLC (the “Master Fund”) contains the following documents:

Facing Sheet

Explanatory Note

Contents of Registration Statement

Part A

Part B

Part C

Signature Page

Exhibits

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the amended Registration Statement on Form N-2 of PNC Absolute Return Fund LLC (the “Feeder Fund”) (1933 Act File No. 333-128721 and 1940 Act File No. 811-21088), as filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2006 (“Feeder Fund’s Registration Statement on Form N-2”).

ITEM 3.	FEE TABLE AND SYNOPSIS

The following table describes the fees and expenses that an investor that buys and holds interests in the Master Fund will pay. The table reflects all expected ordinary operating expenses of the Master Fund. The purpose of the table is to assist an investor in understanding the various costs and expenses that an investor in the Master Fund will bear.

Investors in the Master Fund will also bear any asset-based and performance-based fees and other expenses incurred by the Master Fund as an investor in the underlying investment vehicles in which the Master Fund invests its assets. These indirect items are not reflected in the following table or the example below. For a more complete description of the various fees and expenses of the Master Fund, see sections “Summary of Fees and Expenses” and “Fund Expenses” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.

Annual Expenses (as a percentage of net assets of the Master Fund):

Management Fee	1.25%
Other Expenses(1)	0.77%
Acquired Fund Fees and Expenses(2)	10.04%
Total Annual Expenses	12.06%

(1)	Other Expenses are based on estimated amounts for the current fiscal year and reflect all expected ordinary operating expenses of the Fund, the Administrative Fee, the Management Fee, custodian fees and expenses, Directors’ fees and Directors’ and officers’ insurance, and expenses in connection with the ongoing offering of the Master Fund’s interests. Certain transaction fees, incentive and administrative fees and other expenses applicable to feeder funds that invest in the Master Fund are applied at the feeder fund level rather than at the Master Fund level.

(5)

Investors also bear a portion of the asset-based fees, performance or incentive fees or allocations and other expenses incurred by the Master Fund as an investor in the underlying investment funds. The “Acquired Fund Fees and Expenses” reflect the estimated aggregate amount of the fees and expenses of the underlying investment funds during the prior fiscal year and may change substantially over time and, therefore, significantly affect “Acquired Fund Fees and Expenses.” In addition, the underlying investment funds held by the Master Fund will also change, further impacting the calculation of the “Acquired Fund Fees and Expenses.” Generally, asset-based fees payable to the investment managers of the underlying investment funds will range from 1% to 2.5% (annualized) of the net asset value of the Master Fund’s investment. In addition, some of the underlying investment funds charge performance-based incentive allocation or fee, which generally range from 10% to 20% of an underlying investment fund’s net profits, although it is possible on occasion that such ranges may be higher for certain underlying investment funds.

Example

You would pay the following expenses on a $1,000 investment in the Master Fund, assuming a 5% annual return:

1 year	3 years	5 years	10 years
$121	$339	$527	$892

The example is based on the fees and expenses set out above and should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown.

Moreover, the rate of return of the Master Fund may be greater or less than the hypothetical 5% return used in the example. The Master Fund cannot provide assurance that it will achieve a 5% return, or any return, on its investments. A greater rate of return than that used in the example would increase the amount of certain fees and expenses.

ITEM 8.	GENERAL DESCRIPTION OF THE REGISTRANT

PNC Absolute Return Master Fund LLC is registered under the 1940 Act as a closed-end, non-diversified management investment company. The Master Fund was organized as a limited liability company under the laws of the State of Delaware on August 4, 2005. The Master Fund is a “master” fund within what is known in the investment company industry as a “master-feeder” structure. Within this structure, one or more feeder funds invest all or substantially all of their investable assets in a master fund. The feeder funds’ investment objectives are the same as those of the master fund. Information about the Master Fund and the master-feeder structure of which it forms a part is incorporated herein by reference from the sections “The Fund’s Structure” and “Structural Diagram” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.

Interests in the Master Fund are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act. Investments in the Master Fund generally may be made only by U.S. and non-U.S. investment companies or other investment vehicles that are both “accredited investors” within the meaning of Regulation D under the 1933 Act and “qualified clients,” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Master Fund may decline to accept any investment in its discretion. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

Information on the Master Fund’s investment objective, strategies and policies, the kinds of securities in which the Master Fund principally invests, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections “Investment Program,” “Investment Policies and Restrictions,” “Types of Investments and Related Risks” and “Other Risks” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.

ITEM 9.	MANAGEMENT

A description of how the business of the Master Fund is managed is incorporated herein by reference from the sections “Management of the Fund,” “The Manager,” “The Adviser,” “Investment Management Agreements,” “Investment Advisory Agreement,” “Administrator,” “Custodian and Escrow Agent,” and “Fund Expenses” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2. The following list identifies the specific sections of the Feeder Fund’s prospectus under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference.

Item 9.1(a)	Management of the Fund – Board of Directors; Directors and Officers
Item 9.1(b)	The Manager; The Adviser; Investment Management Agreements; Investment Advisory Agreement
Item 9.1(c)	The Adviser
Item 9.1(d)	Administrator
Item 9.1(e)	Custodian and Escrow Agent
Item 9.1(f)	Summary of Fees and Expenses; Fund Expenses; Management Fee
Item 9.1(g)	Brokerage
Item 9.2(a)	Not Applicable
Item 9.2(b)	Not Applicable
Item 9.2(c)	Not Applicable
Item 9.2(d)	Not Applicable

PNC Capital Advisors, Inc. (the “Manager”) is the investment manager of the Master Fund and oversees the management of the day-to-day operations of the Master Fund under the supervision of the Master Fund’s Board of Directors (the “Board”). The Manager is registered as an investment adviser under the Advisers Act and is a corporation formed under the laws of the State of Maryland. The Manager is a wholly-owned subsidiary of The PNC Financial Services Group, Inc. (“PNC”).

The Manager has delegated its responsibilities for formulating a continuing investment program for the Master Fund and decisions regarding the Master Fund’s purchases and withdrawals of interests in the investment funds in which the Master Fund invests to Ramius HVB Partners, LLC (the “Adviser”). The Adviser is jointly owned by Ramius Capital Group, LLC (“Ramius”), a limited liability company organized under the laws of the State of Delaware, and Bayerische Hypo-und Vereinsbank AG, a German corporation (“HVB”). The Adviser is the vehicle for a strategic partnership between HVB and its affiliates and Ramius to combine their respective hedge fund of funds businesses. The strategic partnership closed on December 31, 2004. Following the Business Combination Agreement between HVB and UniCredit S.p.A. and the conclusion of the public tender offer by UniCredit to all shareholders of HVB on November 17, 2005, UniCredit S.p.A has a 93.93% stake in HVB thus making HVB and its affiliates a member of the UniCredit Group.

ITEM 9.3. CONTROL PERSONS

The Feeder Fund, a Delaware limited liability company, and PNC Absolute Return Cayman Fund LDC, a Cayman Islands limited duration company (the “Offshore Fund”), each will invest substantially all of its assets in the Master Fund. The Feeder Fund and the Offshore Fund, in the aggregate, are expected to own 100% of the beneficial interests of the Master Fund. The Offshore Fund will be controlled by PNC Absolute Return TEDI Fund LLC, a Delaware limited liability company, which will invest substantially all of its assets in the Offshore Fund and will act as the managing member of the Offshore Fund. Additional information about control persons of the Master Fund is incorporated herein by reference from section “Outstanding Securities” in the Feeder Fund’s and the PNC Absolute Return TEDI Fund LLC’s prospectus included in each fund’s respective Registration Statement on Form N-2.

ITEM 10.	CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES

ITEM 10.1. CAPITAL STOCK

The Master Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for income tax purposes. An investor that acquires an interest in the Master Fund (a “Member”) will agree to be bound by, and its rights in the Master Fund will be established and governed by, the Limited Liability Company Agreement dated August 4, 2005 (as amended from time to time, the “LLC Agreement”), which is included as an exhibit to this Registration Statement. The following is a summary description of certain provisions of the LLC Agreement. The description of such provisions is not definitive and is qualified in its entirety by reference to the LLC Agreement.

The beneficial interests in the Master Fund are divided into interests (“Interests”). The amount of Interests in the Master Fund is unlimited. All Interests issued by the Master Fund are fully paid and nonassessable. Members have no preemptive or other rights to subscribe to any additional Interests or other securities issued by the Master Fund.

The Board is vested with the right, power and authority to do all things necessary to carry out the investment objective and business of the Master Fund. Members in their capacity as such have no right to participate in the management or control of the Master Fund and may not act for or bind the Master Fund. Members have the right to vote only (i) for the election of Directors; (ii) with respect to any amendment of the LLC Agreement, to the extent and as set forth therein; and (iii) with respect to such additional matters relating to the Master Fund as may be required by the LLC Agreement, applicable law, or as the Board may consider necessary or desirable. The Board may call a meeting of Members to fill any vacancy in the position of a Director, and must do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Board then serving.

With respect to any matter, each Member has the right to cast a number of votes based on the value of the Member’s investment percentage at a meeting of Members called by the Board or by Members holding at least a majority of the total number of votes eligible to be cast. Members may vote in person or by proxy. Only matters set forth in the notice of a meeting may be voted on by Members at a meeting.

Prospective investors may be admitted as Members to the Master Fund as set forth in the LLC Agreement upon, among other things, execution and delivery of the Master Fund’s investor application or certification, or without such execution and delivery, if the prospective investor through its action, including payment for an Interest, complies with the conditions of becoming a Member and agrees to be bound by the terms of the LLC Agreement. The Board may in its sole discretion reject any subscription for Interests. The Board may suspend subscriptions for Interests at any time. Interests will be issued only in transactions not requiring registration under the 1933 Act.

The Master Fund shall be dissolved by an affirmative vote by: (1) the Board or (2) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members; or upon the expiration of any two- year period that commences on the date on which any Member has submitted a written notice to the Master Fund requesting to tender its entire Interest for repurchase by the Master Fund if that Interest has not been repurchased by the Master Fund; or upon the failure of Members to elect successor Directors at a meeting called by the Manager when no Director remains to continue the business of the Master Fund; or as required by operation of law. Upon the occurrence of any event of dissolution, the Board or the Manager, acting as liquidator under appointment by the Board (or another liquidator, if the Board does not appoint the Manager to act as liquidator or is unable to perform this function), are charged with winding up the affairs of the Master Fund and liquidating its assets. Upon the liquidation of the Master Fund, its assets would be distributed (1) first to satisfy the debts, liabilities and obligations of the Master Fund (other than debts to Members) including actual or anticipated liquidation expenses, (2) next to repay debts owing to the Members, and (3) finally to the Members proportionately in accordance with the balances in their respective capital accounts. Assets may be distributed in kind on a pro rata basis if the Board or liquidator determines that the distribution of assets in kind would be in the interests of the Members in facilitating an orderly liquidation.

The Master Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Limited Liability Company Act (“Delaware Act”) or other business entities pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act. The Master Fund may sell, lease or exchange all or substantially all of the Master Fund’s property upon such terms and conditions when and as authorized by the Board.

No Member or other person holding an Interest or a portion thereof has the right to require the Master Fund to redeem its Interest or a portion thereof. No public market exists for the Interests and none is expected to develop. Consequently, Members may not be able to liquidate their investment other than as a result of repurchases of

Interests by the Master Fund. The Board, from time to time, in its sole discretion and on such terms and conditions as it may determine, may cause the Master Fund to repurchase Interests or portions thereof pursuant to written tenders. The Board expects that the Master Fund will offer to repurchase Interests from Members on a semi-annual basis in order to permit the Feeder Fund, the Offshore Fund and other feeder funds to conduct repurchase offers for their interests. However, there is no assurance that the Board will, in fact, decide to undertake any repurchase offer. The Master Fund will repurchase Interests or portions thereof only on terms fair to the Master Fund and all Members.

ITEM 10.2. LONG-TERM DEBT

Not applicable.

ITEM 10.3. GENERAL

Not applicable.

ITEM 10.4. TAXES

Information on the taxation of the Master Fund is incorporated by reference from the section “Tax Aspects” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.

ITEM 10.5. OUTSTANDING SECURITIES

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by Registrant or for its Own Account	Amount Outstanding Exclusive of Amount Shown Under (3), as of August 31, 2007
Limited Liability Company Interests	Unlimited	N/A	$ 60,119,483

ITEM 10.6. SECURITIES RATINGS

Not applicable.

ITEM 11.	DEFAULTS AND ARREARS ON SENIOR SECURITIES

Not applicable.

ITEM 12.	LEGAL PROCEEDINGS

Not applicable.

ITEM 13.	TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

Not applicable.

PART B

Part B of this Registration Statement of PNC Absolute Return Master Fund LLC should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Fund’s Registration Statement on Form N-2.

ITEM 14.	COVER PAGE

Not applicable.

ITEM 15.	TABLE OF CONTENTS

Not applicable.

ITEM 16.	GENERAL INFORMATION AND HISTORY

Not applicable.

ITEM 17.	INVESTMENT OBJECTIVE AND POLICIES

Information on the fundamental investment restrictions and the non-fundamental investment policies and restrictions of the Master Fund, the types of securities bought and investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment program, is incorporated by reference from the sections “Investment Program,” “Investment Policies and Restrictions,” “Types of Investments and Related Risks” and “Other Risks” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.

ITEM 18.	MANAGEMENT

Information about the Directors and officers of the Master Fund, their roles in the management of the Master Fund, the compensation of the Directors, and the committees of the Board of the Master Fund is incorporated by reference from the sections “Management of the Fund” and “Codes of Ethics” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.

ITEM 19.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

The Feeder Fund and the Offshore Fund each will invest substantially all of its assets in the Master Fund and, in the aggregate, are expected to own 100% of the Interests. Because the Feeder Fund and the Offshore Fund may at that time be deemed to control the Master Fund, the Feeder Fund and the Offshore Fund may take actions affecting the Master Fund without the approval of any other investor. The addition of other investors in the Master Fund may alter the Feeder Fund’s and the Offshore Fund’s ability to control the Master Fund.

Each of the Feeder Fund and the Offshore Fund has informed the Master Fund that whenever it is requested to vote on any proposal of the Master Fund, it will seek voting instructions from its interest holders on such proposal and, if required, will hold a meeting of the interest holders, and will cast its vote as instructed by its interest holders. It is anticipated that any other investor in the Master Fund would follow the same or a similar practice.

The address of the Feeder Fund and the Offshore Fund is the same as that of the Master Fund.

As of September 30,, 2007, no Director or officer of the Master Fund owned any Interests.

ITEM 20.	INVESTMENT ADVISORY AND OTHER SERVICES

Information on the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the following sections in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2; each section is incorporated herein by reference.

Item 20.1 (a)	The Adviser
Item 20.1 (b)	The Adviser
Item 20.1 (c)	Investment Advisory Agreement; Management Fee; Incentive Fee
Item 20.2	The Adviser; Investment Advisory Agreement

1

Item 20.3	Not Applicable
Item 20.4	The Manager; Investment Management Agreements; Administrator; Custodian and Escrow Agent
Item 20.5	Not Applicable
Item 20.6	Custodian and Escrow Agent
Item 20.7	Accountants and Legal Counsel
Item 20.8	Not Applicable

ITEM 21.	PORTFOLIO MANAGERS

Information concerning the Adviser’s compensation structure, other accounts managed by the Adviser, potential conflicts of interest and the Adviser’s security ownership is incorporated herein by reference from the section “The Adviser” and “Conflicts of Interest” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.

ITEM 22.	BROKERAGE ALLOCATION AND OTHER PRACTICES

A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section “Brokerage” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.

ITEM 23.	TAX STATUS

Information on the taxation of the Master Fund is incorporated by reference from the section “Tax Aspects” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement of Form N-2.

ITEM 24.	FINANCIAL STATEMENTS

Financial statements of the Master Fund are incorporated by reference to the Registrant’s Annual Report for the year ended March 31, 2007, filed with the SEC on June 5, 2007.

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PART C

OTHER INFORMATION

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS

(1)	Financial Statements:

Included in Part B: The following financial statements are incorporated by reference to the Registrant’s Annual report for the period ending March 31, 2007, filed with the SEC on June 5, 2007:

(i)	Report of Independent Registered Public Accounting Firm, dated May 25, 2007;

(ii)	Schedule of Investments as of March 31, 2007

(iii)	Statement of Assets and Liabilities as of March 31, 2007

(iv)	Statement of Operations for the year ended March 31, 2007

(v)	Statement of Changes in Members’ Capital dated March 31, 2007

(vi)	Statement of Cash Flows for the year ended March 31, 2007

(vii)	Notes to Financial Statements, dated March 31, 2007

(2)	Exhibits:

(a)(i)	Certificate of Formation(1)

(a)(ii)	Certificate of Amendment to Registrant’s Certificate of Formation, filed herewith.

(a)(iii)	Limited Liability Company Agreement, filed herewith.

(b)	Not applicable

(c)	Not applicable

(d)	Refer to Exhibit (a)(iii)

(e)	Not applicable

(f)	Not applicable

(g)(i)	Form of Investment Management Agreement between Registrant and PNC Capital Advisors, Inc.(2)

(g)(ii)	Form of Investment Advisory Agreement among Registrant, PNC Capital Advisors, Inc. and Ramius HVB Partners, LLC(2)

(h)	Not applicable

(i)	Not applicable

(j)	Form of Custodian Services Agreement between Registrant and SEI Private Trust Company(3)

(k)(i)	Form of Administration Agreement between Registrant and PNC Capital Advisors, Inc.(3)

(k)(ii)	Form of Sub-Administration Agreement between PNC Capital Advisors, Inc. and SEI Investments Global Funds Services(2)

(k)(iii)	Form of Expense Limitation Agreement among Registrant, PNC Absolute Return Fund LLC and PNC Capital Advisors, Inc.(2)

(l)	Not applicable

(m)	Not applicable

(n)(i)	Opinion and Consent of Davis Polk & Wardwell on tax matters (3)

(n)(ii)	Consent of Independent Registered Public Accounting Firm(3)

(o)	Not applicable

(p)	Form of Agreement Regarding Initial Capital(1)

(q)	Not applicable

(r)(i)	Code of Ethics of the Registrant(1)

(r)(ii)	Code of Ethics of PNC Capital Advisors, Inc., filed herewith.

(r)(iii)	Code of Ethics of Ramius HVB Partners, LLC(1)

(s)	Powers of Attorney, filed herewith.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form N-2 filed with the SEC on September 30, 2005 (Exhibits (2)(a)(i), (2)(p), (2)(r)(i)-(iii) and (2)(s)) (Reg. No. 811-21814).

1

(2)	Incorporated herein by reference to the Feeder Fund’s Registration Statement on Form N-2 (1933 Act File No. 333-128721 and 1940 Act File No. 811-21088) filed with the SEC on June 29, 2006 (Exhibits 2(g)(ii), (2)(g)(iii), (2)(k)(ii) and (2)(k)(iv)).

(3)	Incorporated herein by reference to the Registrant’s Registration Statement on Form N-2 filed with the SEC on June 29, 2006 (Registration No. 811-21814).

ITEM 26.	MARKETING ARRANGEMENTS

Not applicable.

ITEM 27.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 28.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

The following entities may be considered to be under common control with the Registrant at the time of this filing:

PNC Absolute Return Fund LLC;

PNC Absolute Return TEDI Fund LLC;

PNC Alternative Strategies Fund LLC;

PNC Alternative Strategies TEDI Fund LLC;

PNC Alternative Strategies Master Fund LLC;

PNC Long-Short Fund LLC;

PNC Long-Short TEDI Fund LLC;

PNC Long-Short Master Fund LLC;

(each organized under the laws of Delaware); and

PNC Funds, Inc. (organized under the laws of Maryland)

Each of these entities has a Board of Directors that is identical in composition to the Board of Directors of each other entity and the Registrant. In addition, PNC Bank, N.A., owns in excess of 25% of the voting securities of each of the above entities. PNC Bank, N.A. is a wholly-owned subsidiary of The PNC Financial Services Group, Inc., a financial holding company regulated by the Board of Governors of the Federal Reserve System. PNC Investment Corp. Inc., an affiliate of PCA, owns in excess of 25% of the PNC Absolute Return Fund LLC, PNC Alternative Strategies Fund LLC and PNC Long-Short Fund LLC.

ITEM 29.	NUMBER OF HOLDERS OF SECURITIES

The following table sets forth the number of record holders of each class of the Registrant’s securities at August 31, 2007.

2

Title of Class	Number of Record Holders
Limited liability company interests	2

ITEM 30.	INDEMNIFICATION

Registrant’s LLC Agreement contains provisions limiting the liability, and providing indemnification, of the Registrant’s Directors and officers under certain circumstances.

Registrant hereby undertakes that it will apply the indemnification provision of the Registrant’s LLC Agreement in a manner consistent with Release 40-11330 of the SEC under the 1940 Act, so long as the interpretation therein of Sections 17(h) and 17(i) of such Act remains in effect.

Insofar as indemnification for liability arising under the 1933 Act, may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Item 30, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

Information as to the directors, executive officers and members of PNC Capital Advisors, Inc., the Registrant’s investment manager, and of Ramius HVB Partners, LLC, the Registrant’s investment adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such persons or entities in the last two years is incorporated by reference from “Item 31. Business and Other Connections of Investment Adviser” in the Feeder Fund’s Registration Statement on Form N-2.

ITEM 32.	LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained at the offices of PNC Capital Advisors, Inc., the Registrant’s investment manager and administrator, at Two Hopkins Plaza, Baltimore, Maryland 21201.

ITEM 33.	MANAGEMENT SERVICES

Not applicable.

ITEM 34.	UNDERTAKINGS

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland, on the 5th day of October 2007.

PNC Absolute Return Master Fund LLC

By:	*
	Name:	Kevin A. McCreadie
	Title:	President

*By:	/s/ Savonne L. Ferguson

as attorney-in-fact

*	Pursuant to power of attorney filed herewith.

INDEX TO EXHIBITS

Exhibit Number	Description
2(a)(ii)	Certificate of Amendment to Registrant’s Certificate of Formation

2(a)(iii)	Limited Liability Company Agreement

2(r)(ii)	PNC Capital Advisors, Inc. Code of Ethics

2(s)	Power of Attorney